EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

TENAX THERAPEUTICS, INC.

The undersigned, for purposes of amending the Certificate of Incorporation, as amended (the “Certificate”), of Tenax Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: Article VII of the Certificate is hereby amended to read as follows:

ARTICLE VII

LIMITATION ON DIRECTOR AND OFFICER LIABILITY

A. No member of the Board or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except, if required by the DGCL, as amended from time to time, for liability: (1) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for a director under Section 174 of the DGCL; (4) for any transaction from which the director or officer derived an improper personal benefit; or (5) for an officer, in any action by or in the right of the Corporation.

B. If the DGCL is amended after the approval of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers of the Corporation, then the liability of directors or officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

C. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director or officer of the Corporation with respect to acts or omissions of such director or officer prior to the time of such repeal or modification.

SECOND: Except as expressly amended herein, all provisions of the Certificate filed with the Office of the Secretary of State of the State of Delaware on April 17, 2008, and amended on November 4, 2009, May 10, 2013, September 8, 2014, February 22, 2018, January 3, 2023 and December 28, 2023 shall remain in full force and effect.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the Corporation’s number of shares of authorized capital stock of all classes, and the par value thereof, shall not be changed or affected under or by reason of said amendment.

FIFTH: That said amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Certificate of Incorporation this 13th day of June, 2025.

TENAX THERAPEUTICS, INC.

By:	/s/ Christopher T. Giordano
Name:	Christopher T. Giordano
Title:	President and Chief Executive Officer